Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

May 31, 2024

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 10, 2024, to the Board of Directors of Equitrans Midstream Corporation (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of EQT Corporation, as filed by EQT Corporation on May 31, 2024 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and EQT Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Equitrans’ Financial Advisors”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Equitrans Board and Reasons for the Merger”, “The Merger—Certain Unaudited Forecasted Financial and Operating Information” and “The Merger—Opinion of Barclays Capital Inc., Financial Advisor to Equitrans”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Nelson Mabry
Name:	Nelson Mabry
Title:	Managing Director